Exhibit 99.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
ACADIA REALTY TRUST

THIS FIRST AMENDMENT, dated as of March 16, 2009 to the Amended and Restated Bylaws dated as of March 9, 2006 (the "Bylaws") of Acadia Realty Trust, a Maryland real estate investment trust (the "Company") was adopted by the Board of Trustees of the Company (the “Trustees”) on March 4, 2009.

WHEREAS, Article XIV of the Bylaws grants to the Trustees the exclusive power to adopt, alter or repeal any provision of the Bylaws; and

WHEREAS, the Trustees have determined that it is in the best interest of the Company to amend the voting provisions of the Bylaws to provide for majority voting in the case of uncontested elections.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.    Article II, Section 7 of the Bylaws is hereby deleted in its entirety and the following is hereby substituted therefor:

Section 7. VOTING. (a) Trustees. Except as otherwise required by law or by the Declaration of Trust, each Trustee shall be elected by the vote of the majority of the votes cast by shareholders entitled to vote with respect to the election of Trustees at a meeting duly called at which a quorum is present; provided that if the number of nominees exceeds the number of Trustees to be elected, the Trustees shall be elected by the vote of a plurality of the votes cast by shareholders entitled to vote with respect to the election of Trustees at a meeting duly called at which a quorum is present. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed 50% of the votes cast "against" or "withheld" with respect to that nominee. Votes “against” or “withheld” with respect to a nominee will count as votes cast with respect to that nominee, but “abstentions” and broker non-votes with respect to that nominee will not count as votes cast with respect to that nominee. If a nominee that is already serving as a Trustee is not elected, such Trustee shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Trustee who tenders his or her resignation will not participate in the Board's decision. Each Trustee shall hold office until his or her successor shall be duly elected and qualified, or until death, resignation or removal in the manner hereinafter provided, or until he or she shall cease to qualify. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted.

(b) Matters other than Trustees.  A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust.

(c) General.  Unless otherwise provided in the Declaration, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

2.    This Amendment was adopted by the Trustees to be effective on March 16, 2009.

By: /s/ Robert Masters
Robert Masters, Secretary